August 14, 2025
Series Portfolios Trust 615 East Michigan Street Milwaukee, Wisconsin 53202
Re:    Opinion and Consent
Ladies and Gentlemen:
We have been requested by Series Portfolios Trust (the “Trust”) for our opinion with respect to certain matters relating to the Equable Shares Hedged Equity Fund (the “Target Fund”), a series of the Trust. We understand that the Trust is about to file a combined Prospectus/Information Statement on Form N-14 (the “Registration Statement”) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed conversion of the Target Fund into an exchange-traded fund by reorganizing the Target Fund into a newly created series of the Trust, the Equable Shares Hedged Equity ETF (the “Acquiring Fund”) pursuant to an Agreement and Plan of Reorganization (the “Plan”), the form of which was included in the Registration Statement.
We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.
We have examined a copy of the Trust’s Amended Agreement and Declaration of Trust, the Trust’s Amended and Restated By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.
Based upon the foregoing, we are of the opinion that, the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan, the Amended Agreement and Declaration of Trust and the Trust’s Amended and Restated By-Laws, will be legally issued, fully paid and non-assessable.
We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.
Very truly yours,
/s/ Thompson Hine LLP
Thompson Hine LLP
PBS/MVW